Exhibit 21

Subsidiaries of the Registrant

Parent

Kearny Financial Corp.

Subsidiaries	State or Other Jurisdiction of Incorporation	Percentage Ownership

Kearny Federal Savings Bank	United States	100%
Kearny Financial Securities, Inc.	Delaware	100%

Subsidiaries of Kearny Federal Savings Bank

KFS Financial Services, Inc.	New Jersey	100%
Kearny Federal Investment Corp.(1)	New Jersey	100%

(1)	In June 2008, Kearny Federal Investment Corp. was formally dissolved and its assets returned to its parent, the Bank.